Exhibit (a)(8)


                       September 25, 1997



TO: Holders of Class A Warrants and Class B Warrants to purchase shares of Series A Common Stock, par value $.01 per share, and Class B Warrants of Food Court Entertainment Network,
     Inc.

Ladies and Gentlemen:

     You have previously been notified pursuant to the terms of an Offering Circular dated August 25, 1997 and related Letter of Transmittal that Food Court Entertainment Network, Inc. (the "Company") is offering to exchange 0.6 shares of Series A Common Stock for each outstanding Class A Warrant and 0.4 shares of Series A Common Stock for each outstanding Class B Warrant.

     Please be advised that the Company has extended the expiration date of the Exchange Offer until 5:00 p.m., New York City time, on October 27, 1997. The Exchange Offer will expire at such time, unless extended, and remains subject to the same terms and conditions as set forth in the Offering Circular and Letter of Transmittal.

                              Very truly yours,


                              By   /s/      James N. Perkins
                                   James N. Perkins,
                                   President and Chief Executive
                                   Officer